EXHIBIT (3.1)

                          NATIONAL RESEARCH CORPORATION

                              AMENDMENT TO BY-LAWS



          The second sentence of Section 3.01 of Article III of the By-Laws of National Research Corporation has been amended in its entirety to provide as follows:

          "The number of directors of the corporation shall be five
          (5), divided into three classes, designated as Class I, Class II and Class III; and such classes shall consist of one (1), two (2) and two (2) director(s), respectively."